Exhibit 99.1

    COLLECTORS UNIVERSE'S DIAMOND GRADING UNIT GCAL LAUNCHES NEW SERVICE FOR
                      DIAMOND TRADING COMPANY SIGHTHOLDERS

NEWPORT BEACH, Calif., May 15 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles and diamonds, today announced that its diamond grading division, Gem Certification & Assurance Lab, Inc. (GCAL), has launched a new patent pending service named Source Veritas(SM) Passport. In addition to GCAL's diamond authentication and grading services, the Source Veritas Passport Service provides the diamond buyer with the assurance that a GCAL certified diamond was sourced from a Diamond Trading Company Sightholder and was cut and polished from a rough diamond that was in compliance with the Kimberley Process and the United States 2003 Clean Diamond Act, as may be applicable.

The Diamond Trading Company is the marketing arm of De Beers and sells rough diamonds to its authorized distributors, or sightholders, in accordance with the Kimberley Process, an internationally recognized process for the trading of rough diamonds with representations that the diamonds originated from countries meeting certain standards (http://www.kimberleyprocess.com). The Kimberley Process stops with final sale of rough diamonds, and once a diamond is cut and polished and moves into the polished diamond distribution chain, buyers must rely on a system of warranties provided by their sellers. Since sellers have a significant financial interest in the sale of those diamonds they cannot be considered independent in the warranty. The Source Veritas Passport is the first certification that is independent of the distribution chain and enhances the diamond selling process by providing assurance to the diamond buyer that a polished diamond, initially distributed by a Diamond Trading Company Sightholder participating in the GCAL Source Veritas Passport Program, originated from a Kimberley compliant source.

The Source Veritas Passport is being highlighted at the upcoming JCK Show in Las Vegas June 3-8, 2006, and is being initiated by the Diamond Trading Company Sightholder Pluczenik. GCAL is also introducing Source Veritas Passport service to other Diamond Trading Company Sightholders.

Earlier this year, GCAL introduced the Five Star Diamond Grading Certificate which included several services bundled into one certificate at attractive prices, replacing two or more certificates previously purchased by the submitter. The Source Veritas Passport includes all of the bundled services of the Five Star Diamond Grading Certificate, plus the identification of the Diamond Trading Company Sightholder and the assurance that the diamond was cut from a stone in compliance with the Kimberley Process.

Shmuel Pluczenik, Chief Executive Officer of Pluczenik, stated, "We are privileged to provide the most emotional product that mankind can share with their loved ones; so it is imperative that our diamonds are clean of any social tarnish. The source Veritas Passport ensures this and builds consumer confidence in our diamonds."

Michael Haynes, Chief Executive Officer of Collectors Universe, explained, "The Source Veritas Passport is the culmination of two years of effort in research, design and patent work that ultimately benefits the retail consumer. Now a diamond buyer has one certificate that provides authentication and grading, direct measurement of light performance, Gemprint or the 'fingerprint' of the diamond to match the diamond with the certificate, and the assurance that the diamond was sourced from a Diamond Trading Company Sightholder and cut from a Kimberley Process compliant rough diamond."

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About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps currency and diamonds. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps and diamonds. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Forward Looking Information

This news release contains statements regarding our expectations about our future financial performance which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, including, but not limited to the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond market, will not be successful in enabling us to improve our profitability and that those businesses and the services that they provide will not gain market acceptance, or will increase our operating expenses and possibly cause us to incur losses. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2005 which we filed with the Securities and Exchange Commission on September 13, 2005 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006, which was filed with the Securities and Exchange Commission on May 10, 2006. Due to the above-described risks and uncertainties and those described in our 2005 Annual Report on Form 10-K and our quarterly report on Form 10-Q, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission.

    Contacts

    Joe Wallace                           E.E. Wang
    Chief Financial Officer               Investor Relations
    Collectors Universe                   The Piacente Group, Inc.
    949-567-1245                          212-481-2050 ext. 605
    Email: jwallace@collectors.com        Email: ee@thepiacentegroup.com

SOURCE  Collectors Universe, Inc.
    -0-                             05/15/2006
    /CONTACT: Joe Wallace, Chief Financial Officer, Collectors Universe, +1-949-567-1245, jwallace@collectors.com; E.E. Wang, Investor Relations, The Piacente Group, Inc., +1-212-481-2050 ext. 605, ee@thepiacentegroup.com/
    /Web site:  http://www.collectors.com
                http://www.kimberleyprocess.com /
    (CLCT)